To Whom It May Concern:                                         February 8, 2000

         The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of February 8, 2000, on the Financial Statements of Sun River Development Co., as of January 31, 2000, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,


/s/  Barry L. Friedman
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Barry L. Friedman
Certified Public Accountant